                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                                 (Rule 13d-102)

             Information Statement Pursuant to Rules 13d-1 and 13d-2
                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*


                         j2 Global Communications, Inc.
                       (formerly known as JFAX.COM, Inc.)
              ----------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
              ----------------------------------------------------
                         (Title of Class of Securities)


                                    46626E106
                          ---------------------------
                                 (CUSIP Number)


                                December 31, 2000
                 ----------------------------------------------
              Date of Event Which Requires Filing of the Statement


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[_]  Rule 13d-1(b)
[X]  Rule 13d-1(c)
[_]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

----------------------                                     ---------------------
  CUSIP No.46626E106                   13G                  Page 2 of 16 Pages
----------------------                                     ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1.   S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


      Name Citadel Limited Partnership
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2.                                                             (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.
      Illinois limited partnership
      U.S.A.
------------------------------------------------------------------------------
                         SOLE VOTING POWER
                    5.
     NUMBER OF
                         0
      SHARES       -----------------------------------------------------------
                         SHARED VOTING POWER
   BENEFICIALLY     6.   4,135,700 shares of Common Stock

     OWNED BY Warrants to purchase shares of Common Stock (presently exercisable into 523,434 shares of Common
       EACH               Stock)/1/ /2/
                                --  --
    REPORTING     -----------------------------------------------------------
                         SOLE DISPOSITIVE POWER
      PERSON        7.

       WITH              0
                  -----------------------------------------------------------
                         SHARED DISPOSITIVE POWER
                    8.
                         See Row 6 above.
-----------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      See Row 6 above.
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*/2/
10.                                                                        --
                                                                    [X]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11.   Approximately 10.00% as of December 31, 2000./2/ (Based on 46,067,907
                                                  --
      shares of Common Stock issued and outstanding as of December 1, 2000, plus the shares of Common Stock issuable upon the exercise of the Warrants referred to in Row 6 above.)
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12.
      PN; HC
------------------------------------------------------------------------------

/1/ See Footnote 1 in Item 4.
--
/2/ Pursuant to the terms of the Warrants, the Reporting Person cannot be the -- "beneficial owner" of more than 10.00% of the Common Stock within the meaning of Rule 13d-1 of the Securities Exchange Act of 1934.

----------------------                                     ---------------------
  CUSIP No.46626E106                   13G                  Page 3 of 16 Pages
----------------------                                     ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1.   S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


      Name GLB Partners, L.P.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2.                                                             (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.
      Delaware limited partnership
      U.S.A.
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF
                          0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.   4,135,700 shares of Common Stock

     OWNED BY Warrants to purchase shares of Common Stock (presently exercisable into 523,434 shares of Common
       EACH                Stock)/1/ /2/
                                 --  --
    REPORTING      -----------------------------------------------------------
                          SOLE DISPOSITIVE POWER
      PERSON         7.

       WITH               0
                   -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     8.
                          See Row 6 above.

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      See Row 6 above
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*/2/
10.                                                                        --
                                                                    [X]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11.   Approximately 10.00% as of December 31, 2000./2/ (Based on 46,067,907
                                                   --
      shares of Common Stock issued and outstanding as of December 1, 2000, plus the shares of Common Stock issuable upon the exercise of the Warrants referred to in Row 6 above.)
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12.
      PN; HC
------------------------------------------------------------------------------

/1/ See Footnote 1 in Item 4.
--
/2/ Pursuant to the terms of the Warrants, the Reporting Person cannot be the
--
    "beneficial owner" of more than 10.00% of the Common Stock within the meaning of Rule 13d-1 of the Securities Exchange Act of 1934.

 ----------------------                                   ---------------------
   CUSIP No.46626E106                   13G                Page 4 of 16 Pages
 ----------------------                                   ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1.   S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


      Name Citadel Investment Group, L.L.C
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2.                                                             (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.
      Delaware limited liability company
      U.S.A.
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF
                          0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.   4,135,700 shares of Common Stock

     OWNED BY Warrants to purchase shares of Common Stock (presently exercisable into 523,434 shares of Common
       EACH                Stock)/1/ /2/
                                 --  --
    REPORTING      -----------------------------------------------------------
                          SOLE DISPOSITIVE POWER
      PERSON         7.

       WITH               0
                   -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     8.
                          See Row 6 above.
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      See Row 6 above.
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*/2/
10.                                                                        --
                                                                    [X]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11.   Approximately 10.00% as of December 31, 2000./2/ (Based on 46,067,907
                                                  --
      shares of Common Stock issued and outstanding as of December 1, 2000, plus the shares of Common Stock issuable upon the exercise of the Warrants referred to in Row 6 above.)
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12.
      OO; HC
------------------------------------------------------------------------------

/1/ See Footnote 1 in Item 4.
--

/2/ Pursuant to the terms of the Warrants, the Reporting Person cannot be the
--
"beneficial owner" of more than 10.00% of the Common Stock within the meaning of Rule 13d-1 of the Securities Exchange Act of 1934.

------------------------                           -----------------------
  CUSIP NO. 46626E106                 13G             Page 5 of 16 Pages
------------------------                           -----------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1.   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


      Name Kenneth Griffin
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2.                                                    (a) [X]

                                                       (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3.

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.         U.S. Citizen
            U.S.A.
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF
                                0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.   4,135,700 shares of Common Stock

                          Warrants to purchase shares of Common Stock
     OWNED BY               (presently exercisable into 523,434 shares of
                          Common Stock)/1/ /2/
                                        -   -
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING
                                0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                          See Row 6 above.
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      See Row 6 above.
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
10.
      CERTAIN SHARES*/2/                                                 [X]
                      -
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11.   Approximately 10.00% as of December 31, 2000. /2/ (Based on 46,067,907
                                                     -
      shares of Common Stock issued and outstanding as of December 1, 2000, plus the shares of Common Stock issuable upon the exercise of the Warrants referred to in Row 6 above.)
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12.
                         IN
------------------------------------------------------------------------------


/1/See Footnote 1 in Item 4.
 -
/2/Pursuant to the terms of the Warrants, the Reporting Person cannot be the
 -
"beneficial owner" of more than 10.00% of the Common Stock within the meaning of Rule 13d-1 of the Securities Exchange Act of 1934.

-----------------------                            ----------------------
  CUSIP NO. 46626E106                 13G             Page 6 of 16 Pages
-----------------------                            ----------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1.   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


      Name Wellington Partners Limited Partnership
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2.                                                    (a) [X]

                                                       (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3.

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.         Illinois limited partnership
            U.S.A.
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF
                                0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.   4,135,700 shares of Common Stock

                          Warrants to purchase shares of Common Stock
     OWNED BY               (presently exercisable into 523,434 shares of
                          Common Stock)/1/ /2/
                                        -   -
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING
                                0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                          See Row 6 above.
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      See Row 6 above.
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
10.
      CERTAIN SHARES*/2/                                                 [X]
                      -
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11.   Approximately 10.00% as of December 31, 2000. /2/ (Based on 46,067,907
                                                     -
      shares of Common Stock issued and outstanding as of December 1, 2000, plus the shares of Common Stock issuable upon the exercise of the Warrants referred to in Row 6 above.)
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12.
                        PN; HC
------------------------------------------------------------------------------


/1/See Footnote 1 in Item 4.
 -
/2/Pursuant to the terms of the Warrants, the Reporting Person cannot be the
 -
"beneficial owner" of more than 10.00% of the Common Stock within the meaning of Rule 13d-1 of the Securities Exchange Act of 1934.

-----------------------                            ----------------------
  CUSIP NO. 46626E106                 13G             Page 7 of 16 Pages
-----------------------                            ----------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1.   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


      Name Wingate Capital Ltd.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2.                                                    (a) [X]

                                                       (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3.

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.         Cayman Islands company

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF
                                0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.   4,135,700 shares of Common Stock

                          Warrants to purchase shares of Common Stock
     OWNED BY               (presently exercisable into 523,434 shares of
                          Common Stock)/1/ /2/
                                        -   -
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING
                                0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                          See Row 6 above.
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      See Row 6 above.
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
10.
      CERTAIN SHARES*/2/                                                 [X]
                      -
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11.   Approximately 10.00% as of December 31, 2000. /2/ (Based on 46,067,907
                                                     -
      shares of Common Stock issued and outstanding as of December 1, 2000, plus the shares of Common Stock issuable upon the exercise of the Warrants referred to in Row 6 above.)
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12.
                         CO
------------------------------------------------------------------------------




/1/See Footnote 1 in Item 4.
 -
/2/Pursuant to the terms of the Warrants, the Reporting Person cannot be the
 -
"beneficial owner" of more than 10.00% of the Common Stock within the meaning of Rule 13d-1 of the Securities Exchange Act of 1934.

-----------------------                                  --------------------
  CUSIP NO. 46626E106                 13G                 Page 8 of 16 Pages
-----------------------                                  --------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1.   S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


      Name Kensington Global Strategies Fund, Ltd.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2.                                                             (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.

      Bermuda company
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF
                          0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.   4,135,700 shares of Common Stock

     OWNED BY             Warrants to purchase shares of Common Stock
                           (presently exercisable into 523,434 shares of
                          Common Stock) /1/ /2/
                                         -   -
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING
                          0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                          See Row 6 above.
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      See Row 6 above.
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*/2/
10.                                                                         -
                                                                    [X]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11.   Approximately 10.00% as of December 31, 2000./2/ (Based on 46,067,907
                                                    -
      shares of Common Stock issued and outstanding as of December 1, 2000, plus the shares of Common Stock issuable upon the exercise of the Warrants referred to in Row 6 above.)
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12.
      CO; HC
------------------------------------------------------------------------------


/1/ See Footnote 1 in Item 4.
 -

/2/ Pursuant to the terms of the Warrants, the Reporting Person cannot be the
 -
    "beneficial owner" of more than 10.00% of the Common Stock within the meaning of Rule 13d-1 of the Securities Exchange Act of 1934.

----------------------                                  ---------------------
  CUSIP NO. 46626E106                 13G                 Page 9 of 16 Pages
----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1.   S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


      Name Fisher Capital Ltd.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2.                                                             (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.

      Cayman Islands company
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF
                          0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.   4,135,700 shares of Common Stock

     OWNED BY             Warrants to purchase shares of Common Stock
                           (presently exercisable into 523,434 shares of
                          Common Stock) /1/  /2/
                                         -    -
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING
                          0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                          See Row 6 above.
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      See Row 6 above.
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*/2/
10.                                                                         -
                                                                    [X]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11.   Approximately 10.00% as of December 31, 2000./2/ (Based on 46,067,907
                                                    -
      shares Common Stock issued and outstanding as of December 1, 2000, plus the shares of Common Stock issuable upon the exercise of the warrants referred to in Row 6 above.)
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12.
      CO
------------------------------------------------------------------------------


/1/ See Footnote 1 in Item 4.
 -

/2/ Pursuant to the terms of the Warrants, the Reporting Person cannot be the
 -
    "beneficial owner" of more than 10.00% of the Common Stock within the meaning of Rule 13d-1 of the Securities Exchange Act of 1934.

-----------------------                               ------------------------
  CUSIP No. 46626E106             13G                   Page 10 of 16 Pages
-----------------------                               ------------------------


Item 1 (a)   Name of Issuer:  j2 Global Communications, Inc. (formerly known as
                              JFAX.COM, Inc.)

     1 (b)   Address of Issuer's Principal Executive Offices:

                              6922 Hollywood Boulevard, Suite 900
                              Hollywood, California 90028

Item 2(a)    Name of Person Filing
Item 2(b)    Address of Principal Business Office
Item 2(c)    Citizenship
                              Citadel Limited Partnership
                              225 W. Washington
                              9/th/ Floor
                              Chicago, Illinois 60606
                              Illinois limited partnership

                              GLB Partners, L.P.
                              225 W. Washington
                              9/th/ Floor
                              Chicago, Illinois 60606
                              Delaware limited partnership

                              Citadel Investment Group, L.L.C.
                              225 W. Washington
                              9/th/ Floor
                              Chicago, Illinois 60606
                              Delaware limited liability company

                              Kenneth Griffin
                              225 W. Washington
                              9/th/ Floor
                              Chicago, Illinois 60606
                              U.S. Citizen

                              Wellington Partners Limited Partnership
                              c/o Citadel Investment Group, L.L.C.
                              225 W. Washington
                              9/th/ Floor
                              Chicago, Illinois 60606
                              Illinois limited partnership

-----------------------                               ------------------------
  CUSIP No. 46626E106             13G                   Page 11 of 16 Pages
-----------------------                               ------------------------



                      Wingate Capital Ltd.
                      c/o Citadel Investment Group, L.L.C.
                      225 W. Washington
                      9/th/ Floor
                      Chicago, Illinois 60606
                      Cayman Islands company

                      Kensington Global Strategies Fund, Ltd.
                      c/o Citadel Investment Group, L.L.C.
                      225 W. Washington
                      9/th/ Floor
                      Chicago, Illinois 60606
                      Bermuda company

                      Fisher Capital Ltd.
                      c/o Citadel Investment Group, L.L.C.
                      225 W. Washington
                      9/th/ Floor
                      Chicago, Illinois 60606
                      Cayman Islands company

     2(d)  Title of Class of Securities:

                      Common Stock, par value $0.01 per share

     2(e)  CUSIP Number:   46626E106.


Item 3     If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or
(c), check whether the person filing is a:

           (a) [__] Broker or dealer registered under Section 15 of the Exchange Act;

           (b) [__]   Bank as defined in Section 3(a)(6) of the Exchange Act;

           (c) [__] Insurance company as defined in Section 3(a)(19) of the Exchange Act;

           (d) [__] Investment company registered under Section 8 of the Investment Company Act;

           (e) [__] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

-----------------------                               ------------------------
  CUSIP No. 46626E106             13G                   Page 12 of 16 Pages
-----------------------                               ------------------------

          (f)  [__]   An employee benefit plan or endowment fund in accordance
                      with Rule 13d-1(b)(1)(ii)(F);

          (g)  [__]   A parent holding company or control person in accordance
                      with Rule 13d-1(b)(ii)(G);

          (h)  [__]   A savings association as defined in Section 3(b) of the
                      Federal Deposit Insurance Act;

          (i)  [__]   A church plan that is excluded from the definition of an
                      investment company under Section 3(c)(14) of the Investment Company Act;

          (j)  [__]   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

          If this statement is filed pursuant to Rule 13d-1(c), check this box. [X]

Item 4    Ownership:

CITADEL LIMITED PARTNERSHIP
GLB PARTNERS, L.P.
CITADEL INVESTMENT GROUP, L.L.C.
KENNETH GRIFFIN
WELLINGTON PARTNERS LIMITED PARTNERSHIP
WINGATE CAPITAL LTD.
KENSINGTON GLOBAL STRATEGIES FUND, LTD.
FISHER CAPITAL LTD.

     (a)  Amount beneficially owned:

4,135,700 shares of Common Stock

Warrants to purchase shares of Common Stock
    (presently exercisable into 523,434 shares of Common Stock)/1///2//
                                                                -   -

     (b)  Percent of Class:

Approximately 10.00% as of December 31, 2000./2// (Based on 46,067,907 shares of Common Stock issued and outstanding as of December 1, 2000, plus the shares of Common Stock issuable upon the exercise of the Warrants referred to in item (a) above.)

-----------------------                               ------------------------
  CUSIP No. 46626E106             13G                   Page 13 of 16 Pages
-----------------------                               ------------------------


     (c)  Number of shares as to which such person has:

          (i)   sole power to vote or to direct the vote:

                     0

          (ii)  shared power to vote or to direct the vote:

                See item (a) above.


          (iii) sole power to dispose or to direct the disposition of:

                     0

          (iv)  shared power to dispose or to direct the disposition of:

                See item (a) above.


/1// The securities reported herein include securities that the Reporting
 -
Persons may acquire in the future through (i) the exercise by the Reporting Persons at anytime prior to June 30, 2003 of warrants (the "June Warrants") to purchase up to 2,625,000 shares of Common Stock and (ii) the exercise by the Reporting Persons at any time prior to May 13, 2003 of warrants (the "May Warrants") (and together with the June Warrants, the "Warrants") to purchase up to 79,800 shares of Common Stock. The exercise price of the June Warrants is $0.01 (subject to adjustment under certain circumstances). The exercise price of the May Warrants is $52.444 (subject to adjustment under certain circumstances). The Warrants were issued on November 29, 2000.

/2// Pursuant to the terms of the Warrants, the Reporting Persons cannot be
 -
"beneficial owners" of more than 10.00% of the Common Stock within the meaning of Rule 13d-1 of the Securities Exchange Act of 1934.

Item 5    Ownership of Five Percent or Less of a Class:
                        Not Applicable.

Item 6    Ownership of More than Five Percent on Behalf of Another Person:
                        Not Applicable.

Item 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company:
                        See Item 2 above.

-----------------------                               ------------------------
  CUSIP No. 46626E106             13G                   Page 14 of 16 Pages
-----------------------                               ------------------------


Item 8    Identification and Classification of Members of the Group:
                         Not Applicable.

Item 9    Notice of Dissolution of Group:
                         Not Applicable.

Item 10   Certification:

      By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

-----------------------                               ------------------------
  CUSIP No. 46626E106             13G                   Page 15 of 16 Pages
-----------------------                               ------------------------


     After reasonable inquiry and to the best of its knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated this 8th day of February, 2001          /s/ Kenneth Griffin
                                              -------------------------------
                                              Kenneth Griffin

CITADEL LIMITED PARTNERSHIP               CITADEL INVESTMENT GROUP, L.L.C.

By:   GLB Partners, L.P.,                 By: /s/ Kenneth Griffin
                                              -------------------------------
      its General Partner                     Kenneth Griffin, President

By:   Citadel Investment Group, L.L.C.,
      its General Partner                 WINGATE CAPITAL LTD.

By:   /s/ Kenneth Griffin                 By: Citadel Limited Partnership,
      --------------------------------
      Kenneth Griffin, President              its Trading Manager

GLB PARTNERS, L.P.                        By: GLB Partners, L.P.,
                                              its General Partner
By:   Citadel Investment Group, L.L.C.,
      its General Partner                 By: Citadel Investment Group, L.L.C.,
                                              its General Partner
By:   /s/ Kenneth Griffin
      --------------------------------
      Kenneth Griffin, President          By: /s/ Kenneth Griffin
                                              ------------------------------
                                              Kenneth Griffin, President

WELLINGTON PARTNERS LIMITED               FISHER CAPITAL LTD.
PARTNERSHIP

By:   Citadel Limited Partnership,        By: Citadel Limited Partnership,
      its General Partner                     its Trading Manager

By:   GLB Partners, L.P.,                 By: GLB Partners, L.P.,
      its General Partner                     its General Partner

By:   Citadel Investment Group, L.L.C.,   By: Citadel Investment Group, L.L.C.,
      its General Partner                     its General Partner

By:   /s/ Kenneth Griffin                 By: /s/ Kenneth Griffin
      --------------------------------        ------------------------------
      Kenneth Griffin, President              Kenneth Griffin, President

-----------------------                               ------------------------
  CUSIP No. 46626E106             13G                   Page 16 of 16 Pages
-----------------------                               ------------------------

KENSINGTON GLOBAL STRATEGIES
FUND, LTD.

By:   Citadel Limited Partnership,
      its Trading Manager

By:   GLB Partners, L.P.,
      its General Partner

By:   Citadel Investment Group, L.L.C.,
      its General Partner


By:   /s/ Kenneth Griffin
      ---------------------------------
      Kenneth Griffin, President